    As filed with the Securities and Exchange Commission on April 28, 1997
                                                Registration No.333-____________



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933


                        CREDIT MANAGEMENT SOLUTIONS, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                       52-1549401
  (State or other jurisdiction                 (IRS Employer Identification No.)
of incorporation or organization)

                            5950 SYMPHONY WOODS ROAD
                            COLUMBIA, MARYLAND 21044
                                 (410) 740-1000
               (Address of principal executive offices) (Zip Code)

                        CREDIT MANAGEMENT SOLUTIONS, INC.
                        1996 EMPLOYEE STOCK PURCHASE PLAN
                      1996 NON-QUALIFIED STOCK OPTION PLAN
                            (Full title of the Plans)


                              JAMES R. DEFRANCESCO
                       PRESIDENT, CHIEF EXECUTIVE OFFICER
                            AND CHAIRMAN OF THE BOARD
                        CREDIT MANAGEMENT SOLUTIONS, INC.
                            5950 SYMPHONY WOODS ROAD
                            COLUMBIA, MARYLAND 21044

          (Name and address, including zip code, of agent for service)
                                 (410) 740-1000
            (Phone number, including area code, of agent for service)



                         CALCULATION OF REGISTRATION FEE

                                                                   Proposed               Proposed
            Title of                                                Maximum               Maximum
           Securities                        Amount                Offering              Aggregate             Amount of
              to be                          to be                   Price               Offering            Registration
           Registered                     Registered(1)           per Share              Price                   Fee
EMPLOYEE STOCK PURCHASE PLAN
  Common Stock, $0.01                     250,000 shares      $8.7125-$9.75(2)        $ 2,436,616.86           $738.36
  par value

1996 NON-QUALIFIED STOCK OPTION PLAN
  Options to purchase Common Stock
  Common Stock, $0.01 par value          2,750,000 shares         $9.75(3)             $26,812,500(3)          $  8,125

                                                                                            Aggregate Filing Fee $8,864

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of Credit Management Solutions, Inc.

(2) Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of (i) the purchase price per share on March 31, 1997 with respect to 5,550 shares of Registrant's Common Stock and (ii) the average of the high and low selling prices per share of Registrant's Common Stock on April 24, 1997, as reported on the Nasdaq National Market with respect to 244,950 Shares of Registrant's Common Stock.

(3) Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of Registrant's Common Stock on April 24, 1997, as reported by the Nasdaq National Market.

                                   PROSPECTUS


                                  5,550 SHARES

                        Credit Management Solutions, Inc.

                                  Common Stock
                           ($0.01 PAR VALUE PER SHARE)
                                -----------------


         This Prospectus relates to the offer and sale of up to 5,550 shares of the Common Stock, $0.01 par value per share (the "Shares"), of Credit Management Solutions, Inc., a Delaware corporation (the "Company"), by 60 of the Company employees (the "Selling Stockholders"). The Selling Stockholders purchased shares pursuant to the Company's Employee Stock Purchase Plan. None of the Selling Stockholders is or has ever been an officer or director of the Company. The Shares issued to the Selling Stockholders will be registered on a Form S-8 Registration Statement filed by the Company under the Securities Act of 1933, as amended (the "1933 Act").

         The Shares may be offered by the Selling Stockholders from time to time in broker-dealer transactions effected on the Nasdaq National Market at market prices prevailing at the time of the sale. For further information concerning such sales, see the section below entitled "Plan of Distribution." The Company will not receive any of the proceeds from the sale of the Shares offered hereby.

         FOR INFORMATION CONCERNING THE PRINCIPAL RISK FACTORS ASSOCIATED WITH A PURCHASE OF THE SHARES OFFERED HEREBY, SEE THE SECTION BELOW ENTITLED "RISK FACTORS."

         The Company's Common Stock is quoted on the Nasdaq National Market under the symbol CMSS. On March 31, 1997, the closing price of the Common Stock was $8.7125 per share.

                        -------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         -------------------------------

                 THE DATE OF THIS PROSPECTUS IS APRIL 28, 1997


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

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Branch of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address for such site is http://www.sec.gov.

         The Company has filed with the Commission a registration statement on Form S-8 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the 1933 Act with respect to the Common
Stock issuable under the Plan, including the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company, the Common Stock offered hereby and the Plan, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         Credit Management Solutions, Inc. (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "SEC"):

         (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed with the SEC on March 31, 1996; and

         (b) The Registrant's Registration Statement No. 00-21735 on Form 8-A filed with the SEC on November 15, 1996 pursuant to
                  Section 12 of the 1934 Act in which there is described the terms, rights and provisions applicable to the Registrant's outstanding Common Stock.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the request of such person, a copy of any or all of the documents which are incorporated herein by reference (other than exhibits to such information, unless such exhibits are specifically incorporated by reference into the information this Prospectus incorporates). Requests should be directed to Credit Management Solutions, Inc., 5950 Symphony Woods Road, Columbia, Maryland 21044, telephone (410) 740-1000.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES COVERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE.

                                   THE COMPANY

         Credit Management Solutions, Inc. (the "Company") is a developer and provider of software solutions and services for automating the consumer and small business credit analysis, decisioning and funding process. The Company is organized and existing under the laws of the State of Delaware. The Company's principal executive offices are located at 5950 Symphony Woods Road, Columbia, Maryland 21044, and the Company's telephone number is (410) 740-1000.

                                  RISK FACTORS

         The discussion in this Prospectus regarding the Company and the credit processing software and services industry contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The reader is cautioned that all forward-looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward looking statements. The discussion below highlights some of the more important risks regarding the Company. The risks highlighted below should not be assumed to be the only things that could affect future performance. The Company does not have a policy of updating or revising forward-looking statements and thus it should not be assumed that silence by management of the Company over time means that actual events are bearing out as estimated in such forward looking statements.


Uncertainty of Future Results of Operations; Fluctuations in Quarterly Results of Operations

Prior growth rates in the Company's revenue and net income should not be considered indicative of future results of operations. Future results of operations will depend upon many factors, including market acceptance of new services, including the Company's Credit Connection and CreditRevue Service Bureau, the demand for the Company's products and services, the successful transition from predominantly license fee-based revenue to predominantly transaction fee-based revenue, the timing of new product and service introductions and software enhancements by the Company or its competitors, the level of product, service and price competition, the length of the Company's sales cycle, the size and timing of individual transactions, the delay or deferral of customer implementations, the Company's success in expanding its customer support organization, direct sales force and indirect distribution channels, the nature and timing of significant marketing programs, the mix of products and services sold, the timing of new hires, the ability of the Company to develop and market new products and services and control costs, competitive conditions in the industry and general economic conditions. In addition, the decision to implement the Company's products or services typically involves a significant commitment of customer resources and is subject to the budget cycles of the Company's customers. Licenses of CreditRevue generally reflect a relatively high amount of revenue per order. The loss or delay of individual orders, therefore, would have a significant impact on the Company's revenue and quarterly results of operations. The timing of revenue is difficult to predict because of the length and variability of the Company's sales cycle, which has ranged to date from two to 18 months from initial customer contact to the execution of a license agreement. In addition, since a substantial portion of the Company's revenue is recognized on a percentage-of-completion basis, the timing of revenue recognition for its licenses may be materially and adversely affected by delays or deferrals of customer implementations. Such delays or deferrals may also increase expenses associated with such implementations which would materially and adversely affect related operating margins. The Company's operating expenses are based in part on planned product and service introductions and anticipated revenue trends and, because a high percentage of these expenses are relatively fixed, a delay in the recognition of revenue from a limited number of transactions could cause significant variations in operating results from quarter-to-quarter and could result in operating losses. To the extent such expenses precede, or are not subsequently followed by, increased revenues, the Company's results of operations would be materially and adversely affected. As a result of these and other factors, revenues for any quarter are subject to significant variation, and the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. There can be no assurance that the Company will be profitable in any future quarter or that such fluctuations in results of operations will not result in volatility in the price of


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

the Company's Common Stock. Due to all of the foregoing factors, it is likely that in some future quarter the Company's results of operations will be below the expectations of public market analysts and investors. In such event, the market price of the Company's Common Stock will be materially and adversely affected.

Dependence on CreditRevue Product Line

License fees, maintenance fees and third-party computer hardware sales associated with licenses and installations of CreditRevue accounted for virtually all of the Company's revenues through December 31, 1996. Although the Company has recently introduced its Credit Connection service, the Company expects that revenues generated from licenses and installations of CreditRevue will continue to account for a significant portion of the Company's revenues for the foreseeable future. To date, Credit Connection has generated approximately $48,500 in revenues. The life cycles of the Company's products and services are difficult to predict due to the effect of new product and service introductions or software enhancements by the Company or its competitors, market acceptance of new and enhanced versions of the Company's products and services, and competition in the Company's marketplace. A decline in the demand for CreditRevue, whether as a result of competition, technological change, price reductions or otherwise, would have a material adverse effect on the Company's business, results of operations and financial condition.

Lengthy Sales and Implementation Cycle

The licensing of the Company's software products and services is often an enterprise-wide decision by prospective customers and generally requires the Company to provide a significant level of education to prospective customers regarding the use and benefits of the Company's products and services. In addition, the implementation of the Company's software products involves a significant commitment of resources by prospective customers and is commonly accompanied by substantial reengineering efforts and a review of the customer's credit analysis, decisioning and funding processes. The cost to the customer of the Company's products and services is typically only a portion of the related hardware, software, development, training and integration costs associated with implementing a large-scale automated credit origination information system. For these and other reasons, the period between initial customer contact and the implementation of the Company's products is often lengthy (ranging from between two and 18 months) and is subject to a number of significant delays over which the Company has little or no control. The Company's implementation cycle could be lengthened by increases in the size and complexity of its license transactions and by delays or deferrals in its customers' implementation of appropriate interfaces and networking capabilities. Delays in the sale or implementation of a limited number of license transactions could have a material adverse effect on the Company's business, results of operations and financial condition and cause the Company's results of operations to vary significantly from quarter to quarter.

Market Acceptance of Credit Connection; Transition to Transaction-Based Revenue

The Company's Credit Connection service has recently been commercially introduced and the Company's CreditRevue Service Bureau service is under development and is expected to be introduced in late 1997. These services are projected to account for a significant portion of the Company's revenues in the future. As a result, demand and market acceptance for these services are subject to a high level of uncertainty, and the Company will be heavily dependent on their market acceptance. There can be no assurance that these services will be commercially successful. The failure of the Company to generate demand for Credit Connection or CreditRevue Service Bureau or the occurrence of any significant technological problems with such services would have a material adverse effect on the Company's business, results of operations and financial condition. Historically, virtually all of the Company's revenues have been derived from license fees, maintenance fees and hardware sales associated with licenses and installations of CreditRevue. Under the terms of its license agreements, a majority of the Company's revenues are realized during the configuration and installation of CreditRevue. However, the Company anticipates that a significant portion of the Company's future revenues will be derived from per-usage transaction-based fees charged to credit originators and financial institutions for transactions originated from the

Credit Connection and CreditRevue Service Bureau services. There can be no assurance that the Company will successfully manage the transition of a significant portion of its revenues from license-based revenue to transaction-based revenue. The failure of the Company to successfully manage the transition to a transaction-based revenue stream would have a material adverse effect on the Company's business, results of operations and financial condition.

Reliance on Certain Relationships

The Company has established relationships with a number of companies that it believes are important to its sales, marketing and support activities, as well as to its product, service and software development efforts. The Company has relationships with automated scorecard companies, hardware vendors and credit bureaus and has also formed a strategic alliance with ADP for remarketing Credit Connection. There can be no assurance that these companies, most of which have significantly greater financial and marketing resources than the Company, will not develop or market products and services which will compete with the Company's products and services in the future. Furthermore, since many of these relationships are informal in nature, they are terminable by either party at will. Other relationships are terminable by either party after a relatively short notice period. There can be no assurance that these companies will not otherwise discontinue their relationships with or support of the Company. The failure by the Company to maintain its existing relationships or to establish new relationships in the future, because of a divergence of interests, acquisition of one or more of these third parties or other reasons, could have a material adverse effect on the Company's business, results of operations and financial condition.

Dependence on Large License Fee Contracts and Customer Concentration

A relatively small number of customers has accounted for a significant percentage of the Company's revenues. License fees for CreditRevue are based on a percentage-of-completion method on a cost-incurred basis with the final installment being paid in full upon acceptance of the Company's software. The Company receives continuing revenues on CreditRevue from annual maintenance agreements which commence upon acceptance of the software by the customer. Maintenance agreements are renewable annually by the customer, and the license agreements are generally coterminous with the maintenance agreements. Although the Company has experienced a high degree of customer loyalty, the Company cannot predict how many maintenance agreements will be renewed or the number of years of renewal. Revenues generated by the Company's 10 largest customers accounted for 65.1% and 77.4% of total revenues in 1996 and 1995, respectively. Two of the Company's customers accounted for 19.9% and 12.9% of total revenues, respectively, in 1995. None of the Company's customers accounted for 10% or more of total revenues in 1996. The Company expects that a limited number of customers will continue to account for a significant percentage of revenue for the foreseeable future. The loss of any major customer or any reduction or delay in orders by any such customer, delay or deferral in configurations or enhancements by such customers or the failure of the Company to successfully market its products or services to new customers, could have a material adverse effect on the Company's business, results of operations and financial condition.

Dependence on Consumer Retail Lending Industry; Cyclical Nature of Consumer Lending

The Company's business is currently concentrated in the consumer lending industry and is expected to be so concentrated for the foreseeable future, thereby making the Company susceptible to a downturn in the consumer lending industry. For example, a decrease in consumer lending could result in a smaller overall market for the Company's products and services. Furthermore, banks in the United States are continuing to consolidate, decreasing the overall potential number of customers for the Company's products and services. In addition, demand for consumer loans has been historically cyclical, in large part based on general economic conditions and cycles in overall consumer indebtedness levels. Changes in general economic conditions that adversely affect the demand for consumer loans, the willingness of financial institutions to provide funds for such loans, changes in interest rates and the overall consumer indebtedness level, as well as other factors affecting the consumer lending industry, could have a material adverse effect on the Company's business, results of operations and financial condition.

Management of Changing Business

The Company has experienced significant changes in its business, such as an expansion in the Company's staff and customer base and the development of new products, services and enhancements to its software, including the recent commercial release of Credit Connection. Such changes have placed and may continue to place a significant strain upon the Company's management, systems and resources. As of December 31, 1996, the Company had grown to 139 employees from 103 employees at December 31, 1995. The Company's ability to compete effectively and to manage future changes will require the Company to continue to improve its financial and management controls, reporting systems and procedures and budgeting and forecasting capabilities on a timely basis and expand its sales and marketing work force, and train and manage its employee work force. There can be no assurance that the Company will be able to manage such changes successfully. The Company's failure to do so could have a material adverse effect upon the Company's business, results of operations and financial condition.

Dependence on Key Personnel

The Company's future performance depends in significant part upon the continued service of its key technical, sales and senior management personnel, particularly James R. DeFrancesco, President and Chief Executive Officer, and Scott L. Freiman, Executive Vice President. The Company has obtained key-person life insurance on the lives of each of Messrs. DeFrancesco and Freiman. The loss of the services of one or more of the Company's executive officers could have a material adverse effect on the Company's business, results of operations and financial condition. The Company retains its key employees through the use of equity incentive programs, including stock option plans, employee stock purchase plans, and competitive compensation packages. The Company has no employment agreements and does not intend to enter into any such agreements in the foreseeable future. The Company's future success also depends on its continuing ability to attract and retain highly qualified technical, customer support, sales and managerial personnel. In particular, the Company has encountered difficulties in hiring sufficient numbers of programmers and technical personnel. Competition for qualified personnel is intense, and there can be no assurance that the Company will be able to retain its key technical, sales and managerial employees or that it can attract, assimilate or retain other highly qualified technical, sales and managerial personnel in the future.

Rapid Technological Change; Risk Associated with New Products, Services or Enhancements

The credit processing software products and services industry in which the Company competes is characterized by rapid technological change, frequent introductions of new products and services, changes in customer demands and evolving industry standards. The introduction or announcement of new products, services or enhancements by the Company or one or more of its competitors embodying new technologies or changes in industry standards or customer requirements could render the Company's existing products or services obsolete or unmarketable. Accordingly, the life cycles of the Company's products are difficult to estimate. The Company's future results of operations will depend, in part, upon its ability to enhance its products and services and to develop and introduce new products and services on a timely and cost-effective basis that will keep pace with technological developments and evolving industry standards, as well as address the increasingly sophisticated needs of the Company's customers. There can be no assurance that these new products and services will gain market acceptance or that the Company will be successful in developing and marketing new products or services that respond to technological change, evolving industry standards and changing customer requirements, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products or services, or that its new products or services will adequately meet the requirements of the marketplace and achieve any significant degree of market acceptance. In addition, a majority of the Company's current products operate in the UNIX operating system. Although the Company's software is designed to work with other operating environments, a requirement to port to a different operating system could be costly and time consuming and could have a material adverse effect on the Company's business, results of operations and financial condition. Failure of the Company to develop and introduce, for technological or other reasons, new products and services in a timely and cost-effective manner could have a material adverse effect on the Company's business, results of operations and financial condition. Furthermore, the introduction or announcement of new product or service offerings or enhancements by the Company or the Company's competitors may cause customers to defer or forgo purchases of the Company's products or services, which could have a material adverse effect on the Company's business, results of operations and financial condition.

System Interruption and Security Risks; Potential Liability; Possible Lack of Adequate Insurance; and System Inadequacy

The Company's operations are dependent, in part, on its ability to protect its system from interruption by damage from fire, earthquake, power loss, telecommunication failure, unauthorized entry or other events beyond the Company's control. The Company's computer equipment constituting its central computer system, including its processing operations, is located at a single site. The Company is currently in the planning stages of acquiring and implementing a back-up, off-site processing system capable of supporting its operations in the event of system failure. The Company intends to have such system operational by the second quarter of 1997. Prior to such implementation, the Company's operations are subject to substantial risks, including temporary interruptions resulting from damage caused by any one or more of the foregoing factors or due to other causes including computer viruses, hackers or similar disruptive problems. While the Company maintains $1.84 million of property insurance policies, a business interruption insurance policy, a $3.0 million errors and omissions insurance policy and a $10.0 million umbrella insurance policy, such insurance may not be adequate to compensate the Company for all losses that may occur or to provide for costs associated with system failure or business interruption. Any damage or failure that causes interruptions in the Company's operations could have a material adverse effect on the Company's business, results of operations and financial condition. Persistent problems continue to affect public and private data networks. For example, in a number of networks, hackers have bypassed firewalls and have appropriated confidential information. Such computer break-ins and other disruptions may jeopardize the security of information stored in and transmitted through the computer systems of the parties utilizing the Company's services, which may result in significant liability to the Company and also may deter potential customers from using the Company's services. In addition, while the Company attempts to be careful with respect to the employees it hires and maintain controls through software design, security systems and accounting procedures to prevent unauthorized employee access, it is possible that, despite such safeguards, an employee of the Company could obtain access, which would also expose the Company to a risk of loss or litigation and possible liability to users. The Company attempts to limit its liability to customers, including liability arising from the failure of the security features contained in the Company's system and services, through contractual provisions. However, there can be no assurance that such limitations will be enforceable. There can be no guarantee that the growth of the Company's customer base will not strain or exceed the capacity of its computer and telecommunications systems and lead to degradations in performance or system failure. Any damage, failure or delay that causes interruptions in the Company's operations could have a material adverse effect on the Company's business, results of operations and financial condition.

Risk of Defects, Development Delays and Lack of Market Acceptance

Software products and services as sophisticated as those offered by the Company often encounter development delays and may contain defects or failures when introduced or when new versions are released. The Company has in the past and may in the future experience delays in the development of software and has discovered, and may in the future discover, software defects in certain of its products. Such delays and defects may result in lost revenues during the time corrective measures are being taken. Although the Company has not experienced material adverse effects resulting from any such defects to date, there can be no assurance that, despite testing by the Company, errors will not be found in its existing software in future releases or enhancements, or that the Company will not experience development delays, resulting in delays in the commercial release of new products and services, the loss of market share or the failure to achieve market acceptance. Any such occurrence could have a material adverse effect upon the Company's business, results of operations and financial condition.

Future Capital Needs; Uncertainty of Additional Financing

The Company currently anticipates that its available cash resources combined with anticipated funds from operations will be sufficient to meet its presently anticipated working capital and capital expenditure requirements through 1997. Thereafter, the Company may need to raise additional funds. The Company may need to raise additional funds sooner in order to fund more rapid expansion, to develop new or enhanced products and services, to respond to competitive pressures or to acquire complementary businesses or technologies. If additional funds are raised through the issuance of equity securities, the percentage ownership of the stockholders of the Company will be reduced, stockholders may experience additional dilution, or such equity securities may have rights, preferences or privileges senior to those of the holders of the Company's Common Stock. There can be no assurance that additional financing will be available when needed on terms favorable to the Company or at all. If adequate funds are not available or are not available on acceptable terms, the Company may be unable to develop or enhance its products and services, take advantage of future opportunities or respond to competitive pressures, which could have a material adverse effect on the Company's business, results of operations and financial condition.

Government Regulation and Uncertainties of Future Regulation

The Company's current and prospective customers, which consist of state and federally chartered banks, savings and loan associations, credit unions, consumer finance companies and other consumer lenders, as well as customers in the industries that the Company may target in the future, operate in markets that are subject to extensive and complex federal and state regulations. While the Company is not itself directly subject to such regulations, the Company's products and services must be designed to work within the extensive and evolving regulatory constraints in which its customers operate. These constraints include federal and state truth-in-lending disclosure rules, state usury laws, the Equal Credit Opportunity Act, the Fair Credit Reporting Act and the Community Reinvestment Act. Furthermore, some consumer groups have expressed concern regarding the privacy and security of automated credit processing, the use of automated credit scoring tools in credit underwriting, and whether electronic lending is a desirable technological development in light of the current level of consumer debt. The failure by the Company's products and services to support customers' compliance with current regulations and to address changes in customers' regulatory environment, or to adapt to such changes in an efficient and cost-effective manner, could have a material adverse effect on the Company's business, results of operations and financial condition.

Control by Existing Stockholders

Assuming no exercise of outstanding options, James R. DeFrancesco, the Company's President and Chief Executive Officer, and Scott L. Freiman, the Company's Executive Vice President, collectively beneficially own approximately 64% of the outstanding shares of Common Stock. As a result, these stockholders will be able to exercise control over matters requiring stockholder approval, including the election of directors and the approval of mergers, consolidations and sales of all or substantially all of the assets of the Company. This may prevent or discourage tender offers for the Company's Common Stock unless the terms are approved by such stockholders.

Possible Volatility of Stock Price

The trading price of the Company's Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results, the gain or loss of significant orders, changes in earnings estimates by analysts, announcements of technological innovations or new products by the Company or its competitors, general conditions in the consumer lending and software industries, credit processing software and services and other events or factors. In addition, the stock market in general has experienced extreme price and volume fluctuations which have affected the market price for many companies in industries similar or related to that of the Company and which have been unrelated to the operating performance of these companies. These market fluctuations may adversely affect the market price of the Company's Common Stock.

Effect of Certain Charter Provisions; Antitakeover Effects of Certificate of Incorporation, Bylaws and Delaware Law

The Company's Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights of those shares without any further vote or action by the stockholders. The Preferred Stock could be issued with voting, liquidation, dividend and other rights superior to those of the Common Stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Further, certain provisions of the Company's Certificate of Incorporation, including provisions that create a classified Board of Directors, and certain provisions of the Company's Bylaws and of Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving the Company.

                              SELLING STOCKHOLDERS

         The table below sets forth the number of shares of Common Stock owned by each of the Selling Stockholders as of March 31 , 1997, the number of Shares to be sold pursuant to this offering, and the number of shares of Common Stock to be retained by each of the Selling Stockholders if all the Shares offered hereby are in fact sold. All of the Selling Stockholders are employees of the Company who purchased shares of Common Stock under the Company's 1996 Employee Stock Purchase Plan. None of the Selling Stockholders is or has ever been an affiliate of the Company and no Selling Stockholder will sell an excess of 1,000 shares pursuant to the reoffer Prospectus.

         The Shares subject to this Prospectus may be offered from time to time for sale by the Selling Stockholders named below:

                                              Number of                                                     Percentage of
                                              Shares of                                   Number of          Outstanding
                                            Common Stock            Number of           Shares to be           Common
                                            Beneficially         Shares Offered          Owned after         Stock to be
                                             Owned prior            for Sale            Consummation         Owned after
      Name of Selling Stockholder            to Sale(1)              Hereby              of the Sale          the Sale
---------------------------------------  -------------------   -------------------   -------------------   -------------
William J. Becker III..................          217                   217                    *                     *
Richard C. Becker......................           86                    86                    *                     *
Michael L. Berrio......................          292                   292                    *                     *
Suzanne Bogatiuk.......................           14                    14                    *                     *
James V. Cain..........................           96                    96                    *                     *
Hugo F. Cantu..........................           33                    33                    *                     *
Reuven Chapman.........................          122                   122                    *                     *
Joseph M. Chiusano.....................           43                    43                    *                     *
Wayne R. Coffron.......................           47                    47                    *                     *
Kimberly A. Collins....................           26                    26                    *                     *
Susan J. Collins.......................          131                   131                    *                     *
Kim Cramer.............................          103                   103                    *                     *
James C. Curtis........................           91                    91                    *                     *
Jackie Daley...........................           92                    92                    *                     *
Michael C. Diclaudio...................           84                    84                    *                     *
Richard A. Ensminger, Jr...............           48                    48                    *                     *
Jenny Ewing............................           11                    11                    *                     *
Michael J. Fitzsimmons.................          271                   271                    *                     *
Andrew Fletcher........................           22                    22                    *                     *
Linda D. Fortuna.......................           35                    35                    *                     *
David C. Geelhaar, Jr..................           19                    19                    *                     *
Mark D. Heistand.......................          193                   193                    *                     *
Linda C. Hogan.........................           32                    32                    *                     *
Daniel D. Honemann.....................          300                   300                    *                     *
James C. Houk..........................           17                    17                    *                     *
Julio Jimenez..........................           37                    37                    *                     *
Daniel Katz............................          530                   530                    *                     *
Frances J. Kerr........................           23                    23                    *                     *
Meena A. Khatri........................           26                    26                    *                     *
Harsharaj S. Khinchi...................          188                   188                    *                     *
Richard D. Kirkwood....................          142                   142                    *                     *
Nelly Kogan............................           70                    70                    *                     *
Ray B. Kosby...........................           32                    32                    *                     *
Steven T. Langenfeld...................           34                    34                    *                     *
John R. Lowry..........................           16                    16                    *                     *

------------------
(1) Reflects shares acquired under the 1996 Employee Stock Purchase Plan.

                                              Number of                                                    Percentage of
                                              Shares of                                   Number of         Outstanding
                                            Common Stock            Number of           Shares to be          Common
                                            Beneficially         Shares Offered          Owned after        Stock to be
                                             Owned prior            for Sale            Consummation        Owned after
      Name of Selling Stockholder              to Sale               Hereby              of the Sale         the Sale
---------------------------------------  -------------------   -------------------   -------------------   -------------
Kevin I. Lutts.........................          78                    78                    *                     *
Barbara Maddox.........................          99                    99                    *                     *
Fred M. McHugh, Jr.....................          11                    11                    *                     *
Joseph J. McDonald.....................          69                    69                    *                     *
Julie M. McIntyre......................          40                    40                    *                     *
Susan E. McKenna.......................          52                    52                    *                     *
Patricia B. Meehan.....................          43                    43                    *                     *
Mark P. Mongelluzzo....................          63                    63                    *                     *
Jere C. Morrel.........................         200                   200                    *                     *
Edward T. Mullin.......................         124                   124                    *                     *
Duc Nguyen.............................         412                   412                    *                     *
Diana L. Norton........................          70                    70                    *                     *
Paula Pennell .........................          34                    34                    *                     *
James Riggs............................         158                   158                    *                     *
Sherry D. Rock.........................          32                    32                    *                     *
John R. Saul...........................          41                    41                    *                     *
Stephen Short..........................          85                    85                    *                     *
Patricia G. Strayer....................          74                    74                    *                     *
Samuel A. Tawiah.......................          52                    52                    *                     *
Robert F. Telewicz.....................         116                   116                    *                     *
Kimberly A. Thornton...................          21                    21                    *                     *
Patricia Whitlock......................         118                   118                    *                     *
Mary Y. Wood...........................          17                    17                    *                     *
Matthew Wood...........................          11                    11                    *                     *
Katherine A. Zdura.....................           7                     7                    *                     *
---------------------------------------------------------------------------------------------------------------------------
   TOTAL                                      5,550                 5,550
------------------

* less than one percent of outstanding Common Stock

                              PLAN OF DISTRIBUTION

         The Company will receive no proceeds from the sale of the Shares pursuant to this offering. The Shares offered hereby may be sold by the Selling Stockholders from time to time through broker-dealer transactions effected on the Nasdaq National Market at market prices prevailing at the time of sale. The broker-dealers participating in such transactions may act as agent or may acquire the Shares as principal. Any broker-dealer acting as agent may receive commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers are acting as agent. Usual and customary brokerage fees will be paid by the Selling Stockholders. Broker-dealers may agree with the Selling Stockholders to sell a specified number of Shares at a stipulated price per Share and, to the extent such broker-dealer is unable to do so as agent for the Selling Stockholders, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire the Shares as principal may subsequently resell such Shares from time to time (including sales to or through other broker-dealers) in transactions effected on the Nasdaq National Market or through negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the Shares compensation in the form of discounts, concessions or commissions, which may, as to a particular broker-dealer, be in excess of customary commissions.

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed broker-dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or unless there has been compliance with an applicable exemption from such registration or qualification requirements.

         The Selling Stockholders and any broker-dealers who participate with the Selling Stockholders in the distribution of the Shares may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act. In such event, the Selling Stockholders may indemnify any such broker-dealer against certain liabilities, including liabilities arising under the 1933 Act. Any commissions received by the broker-dealers participating in the distribution and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the 1933 Act.

         Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Company's Common Stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the 1934 Act and the rules and regulations thereunder, including (without limitation) Rules 10b-6 and 10b-7. Accordingly, each of the Selling Stockholders shall not, during the period such Selling Stockholder may be engaged in a distribution of the Shares offered hereby, (i) engage in any stabilization activity in connection with the Company's securities or (ii) bid for or purchase any of the Company's securities or any rights to acquire such securities or attempt to induce any person to purchase any of the Company's securities or rights to acquire such securities, other than as permitted under the 1934 Act.

         Each of the Selling Stockholders shall furnish each broker-dealer through whom the Shares offered hereby may be sold such copies of this Prospectus as such person may require.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents by Reference

         Credit Management Solutions, Inc. (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "SEC"):

         (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed with the SEC on March 31, 1996; and

         (b) The Registrant's Registration Statement No. 00-21735 on Form 8-A filed with the SEC on November 15, 1996 pursuant to Section 12 of the 1934 Act in which there is described the terms, rights and provisions applicable to the Registrant's outstanding Common Stock.

         All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.  Description of Securities

         Not Applicable.


Item 5.  Interests of Named Experts and Counsel

         Not Applicable.


Item 6.  Indemnification of Directors and Officers

         The Registrant's Certificate of Incorporation, together with its Bylaws, provide that the Registrant shall indemnify officers and directors, and may indemnify other employees and agents, to the fullest extent permitted by law. The laws of the State of Delaware permit, and in some cases require, corporations to indemnify officers, directors, agents and employees who are or have been a party to or are threatened to be made a party to litigation against judgments, fines, settlements and reasonable expenses under certain circumstances.

         The Registrant's Certificate of Incorporation also limits the liability of directors and officers to the fullest extent permitted by law. Under the Registrant's Certificate of Incorporation, as permitted by the laws of the State of Delaware, a director or officer will not be liable to the Registrant or its stockholders for damages for breach of fiduciary duty. Such limitation of liability does not affect liability for (i) breach of a director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) any transaction from which the director derived an improper personal benefit, or (iv) the payment of any unlawful distribution.

         The Registrant has also purchased a general liability insurance policy that covers certain liabilities of directors and officers arising out of claims based on acts or omissions in their capacity as directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "1933 Act") may be permitted to directors, officers or controlling persons of the Corporation pursuant to the foregoing provisions, Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.


Item 7.  Exemption from Registration Claimed

         Not Applicable.


Item 8.  Exhibits

Exhibit Number        Exhibit

    4 Instruments Defining the Rights of Stockholders. Reference is made to the Registrant's Registration Statement No. 00-21735 on Form 8-A which is incorporated herein by reference pursuant to Item 3(b) of this Registration Statement.

    5                 Opinion and consent of Brobeck, Phleger & Harrison LLP.

    23.1              Consent of Ernst & Young LLP, Independent Accountants.

    23.2              Consent of Brobeck, Phleger & Harrison LLP is contained in
                      Exhibit 5.

    24 Power of Attorney. Reference is made to page II-4 of this Registration Statement.

    99.1              Credit Management Solutions, Inc. 1996 Employee Stock
                      Purchase Plan.

    99.2              Form of Subscription Agreement.

    99.3              1996 Non-Qualified Stock Option Plan.

    99.4              Form of Non-Qualified Stock Option Agreement.

Item 9.  Undertakings

                      A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses
(1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant's 1996 Employee Stock Purchase Plan and/or 1996 Non-Qualified Stock Option Plan.

                      B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                      C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland on this 25th day of April, 1997.

                         CREDIT MANAGEMENT SOLUTIONS, INC.


                         By:  /s/ James R. DeFrancesco
                              --------------------------------------------------
                              James R. DeFrancesco
                              President, Chief Executive Officer and Chairman of of the Board (Principal Executive Officer)


                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

                  That the undersigned officers and directors of Credit Management Solutions, Inc., a Delaware corporation, do hereby constitute and appoint James R. DeFrancesco the lawful attorney-in-fact and agent with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that the said attorney and agent shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

                  IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

                  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                                   Title                                       Date
---------                                   -----                                       ----
/s/ James R. DeFrancesco            President, Chief Executive Officer           April 25, 1997
-------------------------           and Chairman of the Board
James R. DeFrancesco                (Principal Executive Officer)



/s/ Robert P. Vollono               Senior Vice President, Treasurer,            April 25, 1997
-------------------------           Chief Financial Officer and Director
Robert P. Vollono                   (Principal Financial and Accounting Officer)



/s/ Scott L. Freiman                Executive Vice President and Director        April 25, 1997
-------------------------
Scott L. Freiman


/s/ Miles H. Grody                  Senior Vice President, Secretary,            April 25, 1997
-------------------------           General Counsel and Director
Miles H. Grody


/s/ Stephen X. Graham               Director                                     April 25, 1997
-------------------------
Stephen X. Graham


/s/ John J. McDonnell, Jr.          Director                                     April 25, 1997
-------------------------
John J. McDonnell, Jr.


                                    Director
-------------------------
Peter M. Leger

                                  EXHIBIT INDEX

        Exhibit
        Number        Exhibit
        ------        -------

         4 Instruments Defining the Rights of Stockholders. Reference is made to the Registrant's Registration Statement No. 00-21735 on Form 8-A which is incorporated herein by reference pursuant to Item 3(b) of this Registration Statement.

         5            Opinion and consent of Brobeck, Phleger & Harrison LLP.

         23.1         Consent of Ernst & Young LLP, Independent Accountants.

         23.2         Consent of Brobeck, Phleger & Harrison LLP is contained in
                      Exhibit 5.

         24 Power of Attorney. Reference is made to page II-4 of this Registration Statement.

         99.1         Credit Management Solutions, Inc. 1996 Employee Stock
                      Purchase Plan.

         99.2         Form of Subscription Agreement.

         99.3         1996 Non-Qualified Stock Option Plan.

         99.4         Form of Non-Qualified Stock Option Agreement.